AMENDMENT NUMBER 2 TO
                            ADMINISTRATION AGREEMENT

         This Amendment Number 2 dated as of August 16, 2000, is entered into by PICTET FUNDS, f/k/a Panorama Trust, (the "Trust") and PFPC Inc., f/k/a First Data Investor Services Group ("PFPC").

         WHEREAS, the Trust and The Shareholder Services Group, Inc. entered into an Administration Agreement dated as of October 3, 1995 which agreement was assigned to First Data Investor Services Group, Inc. (the "Agreement");

         WHEREAS, the Agreement was previously amended on September 24, 1999;

         WHEREAS, the Trust and PFPC wish to further amend the Agreement to revise the services provided under the Agreement;

         NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, hereby agree as follows:

         I. All references to "First Data Investor Services Group, Inc." and "Investor Services Group" are hereby deleted and replaced with "PFPC Inc." and "PFPC" respectively.

         II. All references to "Panorama Trust" are hereby deleted and replaced with "Pictet Funds".

         III. Section 3 of the Agreement "Duties as Administrator" shall be deleted in its entirety and replaced with the following:

         3.   Duties as Administrator
              -----------------------

         I.   ADMINISTRATION SERVICES
              -----------------------

         (a) Maintaining office facilities (which may be in the offices of PFPC or a corporate affiliate) and furnishing corporate officers for the Fund;

         (b)  Furnishing  data  processing  services,   clerical  services,  and
executive and administrative services and standard stationery and office supplies;

         (c)  Performing the following functions:

   o     Monitoring Expense Accrual Monitoring

   o     Determining Dividends

   o Preparing materials for review by the Board, e.g., Rules 2a-7,10f-3, 17a-7, 17e-1 and 144A

   o     Creating of expense pro formas for new Portfolios/classes

   o     Reporting to investment company reporting agencies (i.e., Lipper)

   o Monitoring each Portfolio's status as a regulated investment company under Sub-Chapter M of the Internal Revenue Code of 1986, as amended

   o     Preparing and filing via EDGAR Rule 24f-2 Notice

         (d) Preparing reports to the Fund's Shareholders and the SEC including, but not necessarily limited to, Annual Reports and Semi-Annual Reports on Form N-SAR;

         (e) Providing shareholder tax information to the Fund's transfer agent;

         (f) Assisting the Adviser, at the Adviser's request, in monitoring and developing compliance procedures for the Fund which will include, among other matters,


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procedures  to assist the Adviser in monitoring  compliance  with each
Portfolio's investment objective, policies, restrictions, tax matters and applicable laws and regulations;

         (g) Assisting in the determination of the jurisdictions in which the Trust's shares will be registered or qualified for sale and, in connection therewith, shall be responsible for the initial registration or qualification of such shares for sale under the securities laws of any state. Payment of share registration fees and any fees for qualifying or continuing the qualification of the fund as a dealer or broker shall be made by the Fund.

         (h)   Performing   corporate   secretarial   services  and   regulatory
administration including the following:

   o Develop and maintain calendar of annual and quarterly board approvals and regulatory filings

   o Prepare notice, agenda, memoranda, resolutions and background materials for legal approvals at quarterly board meetings and committee meetings; attend meetings; make presentations where appropriate; prepare minutes; follow up on issues

   o     Prepare and file annual Post-Effective Amendment

   o Communicate significant regulatory or legislative developments to Fund management and Trustees

   o     Arrange D&O/E&O insurance and fidelity bond coverage for Fund

   o     Provide Fund documentation required in connection with SEC audits

   o Prepare notice, agenda and background materials for one special board meeting, make presentation where appropriate, prepare minutes and follow up on issues

   o     Prepare special Prospectus supplements where needed

         II.      FUND ACCOUNTING SERVICES
                  ------------------------

         (a) Performing fund accounting and bookkeeping services (including the maintenance of such accounts, books and records of the Fund as may be required by Section 31(a) of the 1940 Act) as follows:

   o     Standard Daily, Weekly, and Monthly Reporting

   o     Portfolio and General Ledger Accounting

   o     Daily Valuation of all Portfolio Securities

   o     Daily Valuation and NAV Calculation

   o     Comparison of NAV to market movement

   o     Review  research  of  price  tolerance/fluctuation   report  to  market
         movements and events

   o     Research of items appearing on the price exception report

   o Weekly cost monitoring along with market-to-market valuations in accordance with Rule 2a-7

   o     Security trade processing

   o     Daily cash and monthly position reconciliation with the custodian bank


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   o     Daily reporting of NAV and  distribution  rate  information to the Fund and Transfer Agent

   o     Daily calculation of Portfolio adviser fees and waivers

   o     Daily calculation of distribution rates

   o     Daily cash availability

   o     Monitor and research aged receivables

   o     Monitor and report on aged income items and reclaims

   o     Update NASDAQ reporting

   o Daily maintenance of each Portfolio's general ledger including expense accruals

   o     Calculation of 30-day SEC yields and total returns

   o     Preparation of month-end reconciliation package

   o     Monthly reconciliation of Portfolio expense records

   o     Preparation of annual and semi-annual audit work papers

IV. The parties hereby acknowledge that as of the date stated above, the Amendment dated September 24, 1999 to the Agreement is no longer in effect and all terms and conditions therein are hereby deleted in their entirety from the Agreement.

V.       Except to  the  extent  amended  hereby,  the  Agreement shall   remain
unchanged and in full force and effect and is hereby ratified and confirmed in all respects as amended hereby.

         IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date and year first written above.

                               PICTET FUNDS
                               (f/k/a Panorama Trust)

                               By: ------------------

                               PFPC INC.
                               (f/k/a First Data Investor Services Group, Inc.)

                               By: ------------------



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